Exhibit 99.1
Investor Relations
+1 (937) 458-6600
ROBBINS & MYERS REPORTS STRONG FINISH TO RECORD YEAR
Record Fourth Quarter Performance;
Continued Growth Expected in Fiscal 2009
DAYTON, OHIO, October 9, 2008...Robbins & Myers, Inc. (NYSE: RBN) today reported diluted net earnings per share (DEPS) of $0.88 for its fiscal fourth quarter ended August 31, 2008, including $0.12 from the release of tax valuation allowances for existing net operating losses (NOL) and a $0.02 gain from the fourth quarter sale of an unused property. In the prior year fourth quarter, the Company reported $0.55 of DEPS, which included a $0.03 gain from the sale of an unused property.
Robbins & Myers earned $2.52 per diluted common share for the full year ended August 31, 2008, as compared with $1.48 in the prior year, an increase of 70%. Fiscal 2008 results included $0.17 of NOL benefits and $0.18 from three asset sale gains reported throughout the year, and prior year results included $0.06 of benefit from asset sales, net of restructuring costs. Excluding these items, DEPS increased from $1.42 in fiscal 2007 to $2.17 in fiscal 2008, primarily as a result of higher sales, an improved cost structure and a lower normalized effective tax rate.
Fiscal fourth quarter 2008 sales increased 10% over the prior year fourth quarter to $228 million, and orders increased 5% to $198 million. Excluding the impact from acquired and disposed product lines and currency translation, organic sales increased 3%, with increases noted in all three business platforms, and organic orders increased 4%, led by strength in energy markets. For the full fiscal 2008 year, sales increased 13% over the prior year to $787 million, and orders increased 13% to $813 million. On an organic basis, full year sales and orders grew 6% and 7%, respectively.
“I am pleased to report a strong finish to fiscal 2008,” said Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc. “We again achieved year-over-year sales and order growth, reflecting market strength and our successful customer and market-based initiatives. With our improved cost structure, we leveraged our sales growth into even higher earnings growth. Our focus on cash flow enabled us to generate nearly $90 million of cash from operations during the year, 38% higher than last year. I thank our worldwide associates for their contributions towards our record performance.”
The Company reported fourth quarter 2008 earnings before interest, taxes and minority interest (EBIT) of $41 million. Excluding the gains from property sales in the fourth quarters of fiscal 2007 and 2008, fourth quarter 2008 adjusted EBIT increased 15% over prior year fourth quarter results. The adjusted EBIT margin of 17.7% for fiscal Q4 2008 is 80 basis points higher than the comparable prior year period. Robbins & Myers also reported $44 million of adjusted EBITDA in the fourth quarter of 2008 and $137 million for the full year.
Mr. Wallace commented, “Our backlog and recent order activity give us a good start to the new fiscal year. We continue to make progress in our continuous improvement initiatives, providing another avenue of long-term earnings growth. We are actively pursuing acquisition opportunities that could expand our product offering and geographic reach. The Company begins fiscal 2009 in a secure financial position with $123 million of cash and an undrawn senior credit facility provided by six banks. We are well-positioned as we start fiscal 2009 but also recognize the economic environment has become more challenging.”
Robbins & Myers announced its expectations for fiscal 2009 DEPS of $2.40-$2.55, which represents an 11-18% increase over fiscal 2008 adjusted DEPS of $2.17 (excluding NOL benefits and asset sale gains). The Company also expects fiscal first quarter 2009 DEPS of $0.45-$0.50, as compared with actual results of $0.40 in the first quarter of fiscal 2008.
Fourth Quarter Results by Segment
All comparisons are made against the comparable year-ago quarterly period unless otherwise stated.
The Fluid Management segment reported fourth quarter sales of $90 million, an 8% increase, and orders of $99 million, a 23% increase. Excluding currency exchange rate effects, organic sales increased 6% and organic orders improved 23% on continued strength in energy markets and new product contributions. EBIT grew 11% to $27 million, and EBIT margins expanded 100 basis points to 29.5%.
The Process Solutions segment reported sales of $87 million in the fourth quarter, a 9% increase, and orders of $69 million, a 4% decrease. Excluding the effects of currency exchange rates and an acquisition, organic sales increased 1% and organic orders decreased 4%. The segment noted strong order activity in September and expects year-over-year order growth in the first quarter of fiscal 2009. The segment earned $12 million of EBIT in the fourth quarter of 2008, including a $1 million gain on the sale of an unused property. Excluding this gain, adjusted EBIT margins in the fourth quarter were comparable to the prior year.
The Romaco segment reported fourth quarter sales of $50 million, a 16% increase, and orders of $30 million, down 19%. Excluding the impact from currency exchange rates, organic sales increased 2% and orders declined 23%. The segment noted strong order activity in September and expects year-over-year order growth in the first quarter of fiscal 2009. Romaco achieved record EBIT of $9 million and record EBIT margins of 18.0%.
Conference Call to Be Held on October 10 at 10:00 AM (EDT)
A conference call to discuss these results has been scheduled for 10:00 AM EDT Friday, October 10, 2008, which can be accessed at www.robn.com or by dialing 800-901-5241 (US/Canada) or +1-617-786-2963, using conference ID # 16293860. Replays of the call can be accessed by dialing 888-286-8010 (U.S./Canada) or +1- 617-801-6888, both using replay ID # 85108752.

About Robbins & Myers
Robbins & Myers, Inc. is a leading supplier of engineered equipment and systems for critical applications in global energy, industrial, chemical and pharmaceutical markets.
In this release the Company refers to various non-GAAP measures, including EBIT, Adjusted EBIT, EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA. The Company uses these measures to evaluate its performance and believes these measures are helpful to investors in assessing its performance. Reconciliations of these measures to comparable GAAP measures are provided further below in this release.
In addition to historical information, this release contains forward-looking statements identified by use of words such as “expects,” “anticipates,” “believes,” and similar expressions. These statements reflect management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in our Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission and include, but are not limited to: a significant decline in capital expenditures in the specialty chemical and pharmaceutical industries; a major decline in oil and natural gas prices; foreign exchange rate fluctuations; work stoppages related to union negotiations; customer order cancellations; business disruptions caused by the implementation of business computer systems; the possibility of product liability suits that could hurt our business; events or circumstances which result in an impairment of assets; the potential impact of U.S. and foreign legislation, government regulations, and other governmental action, including those relating to export and import of products and materials, and changes in the interpretation and application of such laws and regulations; the outcome of audit, compliance, administrative or investigatory reviews; and general economic conditions that can affect demand in the process industries. Except as otherwise required by law, we do not undertake any obligation to publicly update or revise these forward- looking statements to reflect events or circumstances after the date hereof.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
     (Unaudited)

(in thousands)	August 31, 2008	August 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$123,405	$116,110
Accounts receivable	153,648	152,779
Inventories	109,797	99,196
Other current assets	8,017	7,410
Deferred taxes	13,476	11,178

Total Current Assets	408,343	386,673

Goodwill & Other Intangible Assets	285,759	278,422
Deferred Taxes	21,969	9,583
Other Assets	10,931	12,196
Property, Plant & Equipment	137,715	129,269

	$864,717	$816,143

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$86,012	$78,890
Accrued expenses	102,876	105,394
Current portion of long-term debt	3,192	72,522

Total Current Liabilities	192,080	256,806

Long-Term Debt — Less Current Portion	30,435	30,553
Deferred Taxes	44,628	24,818
Other Long-Term Liabilities	97,557	91,448
Shareholders’ Equity	500,017	412,518

	$864,717	$816,143

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
     (Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
(in thousands, except per share data)	2008	2007	2008	2007
Sales	$227,754	$207,034	$787,168	$695,393
Cost of sales	143,413	134,820	496,906	453,052

Gross profit	84,341	72,214	290,262	242,341

SG&A expenses	44,114	37,192	167,229	151,520

Other income	(835)	(1,303)	(7,631)	(3,461)

Income before interest and income taxes	41,062	36,325	130,664	94,282

Interest expense, net	268	893	2,031	5,243

Income before income taxes and minority interest	40,794	35,432	128,633	89,039

Income tax expense	9,812	15,963	39,099	36,866

Minority interest	350	557	2,132	1,468

Net income	$30,632	$18,912	$87,402	$50,705

Net Income Per Share:
Basic	$0.88	$0.55	$2.53	$1.49
Diluted	$0.88	$0.55	$2.52	$1.48

Weighted Average Common Shares Outstanding:
Basic	34,685	34,242	34,524	34,050
Diluted	34,836	34,384	34,718	34,212

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
     (Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
(in thousands)	2008	2007	2008	2007
Sales
Fluid Management	$90,499	$84,047	$322,868	$292,283
Process Solutions	87,021	79,579	313,604	273,890
Romaco	50,234	43,408	150,696	129,220

Total	$227,754	$207,034	$787,168	$695,393

Income Before Interest and Income Taxes (EBIT)
Fluid Management	$26,671	$23,963	$91,319	$76,973
Process Solutions	11,956	10,528	37,570	31,941
Romaco	9,046	6,721	20,603	2,612
Corporate and Eliminations	(6,611)	(4,887)	(18,828)	(17,244)

Total	$41,062	$36,325	$130,664	$94,282

Depreciation and Amortization
Fluid Management	$1,970	$2,260	$6,993	$7,376
Process Solutions	1,595	1,369	6,753	6,224
Romaco	491	583	1,869	2,090
Corporate and Eliminations	131	252	634	934

Total	$4,187	$4,464	$16,249	$16,624

Orders
Fluid Management	$99,174	$80,406	$343,079	$301,941
Process Solutions	68,872	71,402	324,542	284,371
Romaco	29,754	36,896	145,377	133,536

Total	$197,800	$188,704	$812,998	$719,848

Backlog
Fluid Management	$63,168	$42,956	$63,168	$42,956
Process Solutions	123,529	98,914	123,529	98,914
Romaco	51,283	51,951	51,283	51,951

Total	$237,980	$193,821	$237,980	$193,821

These results include income and expense relating to special items that are described in greater detail in the accompanying “Reconciliation of Net Income to the Non-GAAP Measures of EBIT, EBITDA, Adjusted EBIT and Adjusted EBITDA”.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
     (Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
(in thousands)	2008	2007	2008	2007
Operating activities:
Net income	$30,632	$18,912	$87,402	$50,705
Depreciation and amortization	4,187	4,464	16,249	16,624
Other, net	5,985	32,790	(14,091)	(2,216)

Cash provided by operating activities	40,804	56,166	89,560	65,113

Investing activities:
Capital expenditures, net of nominal disposals	(9,331)	(5,109)	(22,114)	(16,536)
Proceeds from sales of product line/ facilities	1,291	2,330	8,484	13,712
Acquisition of business, net of cash acquired	0	0	(5,061)	0

Cash used by investing activities	(8,040)	(2,779)	(18,691)	(2,824)

Financing activities:
Proceeds (Payments) of long-term debt, net	667	(585)	(69,448)	(2,456)
Other, net	344	682	3,576	6,663

Cash provided (used) by financing activities	1,011	97	(65,872)	4,207
Exchange rate impact on cash	(2,114)	167	2,298	1,249

Increase in cash	31,661	53,651	7,295	67,745
Cash at beginning of period	91,744	62,459	116,110	48,365

Cash at end of period	$123,405	$116,110	$123,405	$116,110

ROBBINS & MYERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO THE NON-GAAP MEASURES OF EBIT, EBITDA, ADJUSTED EBIT AND ADJUSTED
     EBITDA
     (Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
(dollar amounts in thousands)	2008	2007	2008	2007
Net income	$30,632	$18,912	$87,402	$50,705
Interest expense, net	268	893	2,031	5,243
Income taxes	9,812	15,963	39,099	36,866
Minority interest	350	557	2,132	1,468

EBIT	41,062	36,325	130,664	94,282

Minority interest	(350)	(557)	(2,132)	(1,468)
Depreciation & amortization	4,187	4,464	16,249	16,624

EBITDA	44,899	40,232	144,781	109,438

Special items:
(1) Process Solutions segment
Net product line/facility sale gains	(835)	—	(835)	(5,036)

	(835)	—	(835)	(5,036)

(2) Romaco segment
Restructuring costs	—	—	—	1,818
Net product line/facility sale gains	—	(1,303)	(6,796)	(243)

	—	(1,303)	(6,796)	1,575

Total Special Items	(835)	(1,303)	(7,631)	(3,461)

Adjusted EBIT	$40,227	$35,022	$123,033	$90,821

Adjusted EBIT margin	17.7%	16.9%	15.6%	13.1%

Adjusted EBITDA	$44,064	$38,929	$137,150	$105,977

Note: EBIT, adjusted EBIT, adjusted EBIT margin, and adjusted EBITDA are non-GAAP measures. We use these measures to evaluate our businesses, and we allocate resources to our businesses based on EBIT. EBIT is not, however, a measure of performance calculated in accordance with accounting principles generally accepted in the United States and should not be considered as an alternative to net income as a measure of operating results. Neither EBIT nor EBITDA are measures of cash available for use by management.